Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Table

Form S-8
(Form Type)

Evolent Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	Other	4,000,000	$24.31	$97,240,000.00	0.0001476	$14,352.62
Total Offering Amounts					$97,240,000.00		$14,352.62
Total Fee Offsets
Net Fee Due							$14,352.62

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 shall also cover any additional shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Evolent Health, Inc. (the “Registrant”) that become issuable under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on October 31, 2023.